                                                                  Exhibit 10(xx)

                               EIGHTH AMENDMENT
                                      TO
                             THE MEAD CORPORATION
                             RESTRICTED STOCK PLAN

          WHEREAS The Mead Corporation (the "Company") heretofore established The Mead Corporation Restricted Stock Plan (the "Plan") and subsequently amended the Plan; and

          WHEREAS the Company desires to further amend the Plan pursuant to the power reserved to the Company's Board of Directors by Article IV, Section 3 of the Plan;

          NOW, THEREFORE, the Plan is hereby amended, effective as of June 24, 1998, as follows:

          1. Article I, Section 2(b) of the Plan is amended to read, in its entirety, as follows:

          "(b) A 'Change in Control' shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

               (i) date of expiration of a Tender Offer (other than an offer by the Company), if the offeror acquires Shares pursuant to such Tender Offer;

               (ii) the date of approval by the shareholders of the Company of a definitive agreement: (x) for the merger or consolidation of the Company or any direct or indirect subsidiary of the Company into or with another corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent ((i) in the case of a merger or consolidation of the Company, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, or (ii) in the case of a merger or consolidation of any direct or indirect subsidiary of the Company, either by remaining outstanding if the Company continues as a parent of the merged or consolidated subsidiary or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, or (y) for the sale or disposition of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned (directly or indirectly) by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition;

               (iii) (x) any Person is or becomes the Beneficial Owner of 25% or more of the voting power of the then outstanding securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x)(l) of paragraph (ii) above or (y) the date of authorization, by both a majority of the voting power of the Company and a majority of the portion of such voting power excluding the voting power of interested Shares, of a control share acquisition (as such term is defined in Chapter 1701 of the Ohio Revised Code); and

               (iv) a change in the composition of the Board of Directors such that individuals who were members of the Board of Directors on the date two years prior to such change (and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) who were elected, or were nominated for election, by the Company's shareholders with the affirmative vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two year period or whose election or nomination for election was previously so approved) no longer constitute a majority of the Board of Directors.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          2. Article I, Section 2 of the Plan is further amended by the addition of the following at the end thereof:

          "(m) 'Affiliate' shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

          "(n) 'Beneficial Owner' shall have the meaning defined in Rule 13d-3 under the Exchange Act.

          "(o) 'Exchange Act' shall mean the Securities Exchange Act of 1934, as amended from time to time.

          "(o) 'Person' shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          "(p) 'Tender Offer' shall mean a tender offer or a request or invitation for tenders or an exchange offer subject to regulation under
     Section 14(d) of the Exchange Act and the rules and regulations thereunder, as the same may be amended, modified or superseded from time to time."

          3. Article I, Section 5(c) of the Plan is amended to read, in its entirety, as follows:

          "(c) Notwithstanding any other provision of the Plan, immediately prior to the occurrence of a 'Change in Control', all of the restrictions set forth in this Section 5 shall immediately cease to apply to all Restricted Shares issued pursuant to the Plan, except to the extent that the lapse of such restrictions would, in the opinion of counsel selected by the Company's independent auditors, constitute 'parachute payments' within the meaning of
     Section 280G(b)(2)(A) of the Internal Revenue Code (the 'Code') and, when added to any other 'parachute payments' which would be received by the Participant pursuant to the terms of any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person, would be subject to the tax imposed by Section 4999 of the Code. As used in the immediately preceding sentence, 'immediately prior' to the Change in Control shall mean sufficiently in advance of the Change in Control to permit the Participant to deal with the Shares so that those Shares may be treated in the same manner in connection with the Change in Control as the Shares of other shareholders."